Exhibit 99.1

CorMedix, Inc. Finalizes Pivotal Phase 3 Study Protocol for FDA

BRIDGEWATER, N.J., June 23, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, today announced the progress of on-going discussions with the U.S. Food and Drug Administration for a planned pivotal Phase 3 randomized controlled trial (“RCT”) for Neutrolin® for use in hemodialysis patients with a central venous catheter.  CorMedix worked with the FDA to develop the protocol design for the planned trial for a marketing application.  Based on FDA input, the planned Phase 3 clinical trial will be a multi-center, randomized, controlled study conducted in the U.S. and Europe.  Dr. Michael Allon, Professor, Department of Medicine, Division of Nephrology, University of Alabama, Birmingham will be the Study Chair of the Neutrolin Phase 3 program.

In addition, CorMedix has earlier submitted detailed information to TUV-SUD for the purpose of advancing our label expansion in the European Union to include oncology, total parenteral nutrition and intensive care patients.

Randy Milby, Chief Executive Officer of CorMedix, stated, "The planned Neutrolin pivotal Phase 3 clinical trial is a major milestone which provides us with a clearly defined development and regulatory pathway for Neutrolin, and we would like to thank the FDA for its invaluable guidance throughout this process." “We believe that Neutrolin is well positioned to unlock significant shareholder value."

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Germany is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients.  Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the acceptance by the FDA of the protocol for the planned Phase 3 trial for Neutrolin; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Germany; the risks associated with the launch of Neutrolin® in Europe and other markets; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Randy Milby
(908) 517-9489

745 Route 202-206, Suite 303
Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com